Exhibit 23

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Arête Industries, Inc. for the year ended December 31, 2011. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Arête Industries, Inc.’s oil and gas reserves as of December 31, 2011, and to the inclusion of our report dated April 13, 2012 as an exhibit to the Annual Report on Form 10-K of Arête Industries, Inc. for the year ended December 31, 2011.

\s\ Ryder Scott Company. L.P.

RYDER SCOTT COMPANY, L.P

Denver, Colorado

April 16, 2012